Exhibit 99.01
OGE Energy Corp. reports second quarter 2022 results
Company's consistent performance delivers solid results

OKLAHOMA CITY — OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E") today reported earnings of $0.36 per diluted share during the three months ended June 30, 2022, compared to $0.56 per diluted share in the same period in 2021, as stronger earnings at OG&E for the three months ending June 30, 2022 were partially offset by a mark-to-market loss on OGE Energy's investment in Energy Transfer.

•OG&E, a regulated electric utility, contributed earnings of $0.50 per diluted share in the second quarter, compared with earnings of $0.42 per diluted share in the second quarter 2021.
•Other operations, which includes the holding company, contributed a loss of $0.05 per diluted share in the second quarter, compared to a loss of $0.02 per diluted share in the second quarter 2021.
•Natural Gas Midstream Operations contributed a loss of $0.09 per diluted share in the second quarter, compared to earnings of $0.16 per diluted share in the second quarter 2021.

"I'm proud of the performance of our system and employees. Our customers have maintained service and experienced the benefits of our generation and grid enhancement investments" said Sean Trauschke, OGE Energy Corp. Chairman, President and CEO. "The second quarter is a continuation of the safe and solid operational execution by the company."

Second Quarter 2022
OG&E contributed net income of $100.7 million, or $0.50 per diluted share in the second quarter, compared to $85.1 million, or $0.42 per diluted share, in the same period of 2021. The increase in net income was primarily due to higher operating revenues driven by more favorable weather and revenues from the recovery of capital investments, partially offset by higher depreciation and amortization expense due to additional assets being placed into service and higher income tax expense.

Other Operations resulted in a loss of $8.7 million, or $0.05 per diluted share in the second quarter compared to a loss of $4.4 million or $0.02 per diluted share in the same period of 2021. The increase in the net loss was primarily due to the partial reversal of an interim period consolidating tax benefit recorded in the first quarter of 2022 related to mark-to-market activity and the gain on sale of Energy Transfer limited partner units. The consolidating tax expense adjustment was $6.1 million in the second quarter.

Natural Gas Midstream Operations resulted in a loss of $18.9 million, or $0.09 per diluted share in the second quarter, compared to net income of $32.2 million, or $0.16 per diluted share in the same period of 2021. The decrease of $51.1 million in net income was primarily due to a $39.6 million pre-tax loss on OGE Energy's investment in Energy Transfer's equity securities coupled with the elimination of OGE Energy's equity in earnings of Enable in 2022, which was driven by the merger of Enable and Energy Transfer closing in December 2021, partially offset by distributions received from Energy Transfer of $13.3 million.

Through the end of July 2022, OGE sold 73.3 million units of Energy Transfer limited partner units, resulting in pre-tax net proceeds of approximately $813 million and a remaining ownership percentage of less than one percent based on the latest publicly available information filed by Energy Transfer. OGE has realized an average pre-tax net sales price of $11.09 per unit on the units sold through the end of July 2022 compared to December 31, 2021 unit price of $8.23 per unit.

OGE Energy's net income was $73.1 million or $0.36 per diluted share in the second quarter, compared to earnings of $112.9 million or $0.56 per diluted share in the same period a year ago.

2022 Outlook
OG&E’s 2022 earnings guidance is unchanged and is between approximately $375 million to $395 million, or $1.87 to $1.97 per average diluted share. Due to warmer than expected weather in the first half of 2022, OG&E's earnings are expected to be in the top half of its 2022 earnings guidance range. As indicated in its 2021 Form 10-K, OGE Energy did not issue guidance for its natural gas midstream operations segment and therefore did not issue 2022 consolidated earnings guidance. See OGE Energy's 2021 Form 10-K for other key factors and assumptions underlying its 2022 guidance.

Conference Call Webcast
OGE Energy Corp. will host a conference call for discussion of the results on Thursday, August 4, at 8 a.m. CDT. The conference will be available through the Investor Center at www.oge.com.

OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 884,000 customers in Oklahoma and western Arkansas. In addition, as of July 31, 2022, OGE Energy Corp. owned less than one percent of the

Exhibit 99.01
limited partnership units of Energy Transfer LP. OGE Energy's ownership of Energy Transfer units resulted from the merger between Enable Midstream and Energy Transfer LP. Energy Transfer is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, NGL and refined product transportation and terminalling assets; and NGL fractionation.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties, and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate," "believe," "estimate," "expect," "intend," "objective," "plan," "possible," "potential," "project," "target" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and inflation rates, and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms, as well as inflation rates and monetary fluctuations; the ability to obtain timely and sufficient rate relief to allow for recovery, including through securitization, of items such as capital expenditures, fuel and purchased power costs, operating costs, transmission costs and deferred expenditures; prices and availability of electricity, coal and natural gas; competitive factors, including the extent and timing of the entry of additional competition in the markets served by the Company; the impact on demand for services resulting from cost-competitive advances in technology, such as distributed electricity generation and customer energy efficiency programs; technological developments, changing markets and other factors that result in competitive disadvantages and create the potential for impairment of existing assets; factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, unusual maintenance or repairs; unanticipated changes to fossil fuel, natural gas or coal supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline system constraints; availability and prices of raw materials and equipment for current and future construction projects; the effect of retroactive pricing of transactions in the SPP markets or adjustments in market pricing mechanisms by the SPP; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws, safety laws or other regulations that may impact the cost of operations, restrict or change the way the Company's facilities are operated or result in stranded assets; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyberattacks, including losing control of our assets and potential ransoms, and other catastrophic events; creditworthiness of suppliers, customers and other contractual parties, including large, new customers from emerging industries such as cryptocurrency; social attitudes regarding the utility, natural gas and power industries; identification of suitable investment opportunities to enhance shareholder returns and achieve long-term financial objectives through business acquisitions and divestitures; increased pension and healthcare costs; the impact of extraordinary external events, such as the current pandemic health event resulting from COVID-19, and their collateral consequences, including extended disruption of economic activity in the Company's markets with an unclear path to national and global economic recovery; potential employee engagement issues and/or increased rates of employee turnover if federal or state authorities impose COVID-19-related vaccine or testing mandates; national and global events that could adversely affect and/or exacerbate macroeconomic conditions, including inflationary pressures, rising interest rates, supply chain disruptions, economic recessions and uncertainty surrounding continued hostilities or sustained military campaigns; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and matters, including, but not limited to, those described in the reports filed by the Company with the Securities and Exchange Commission; business conditions in the energy and natural gas midstream industries, including specifically for Energy Transfer that may affect the fair value of the Company's investment in Energy Transfer's equity securities and the level of distributions the Company receives from Energy Transfer; difficulty in making accurate assumptions and projections regarding future distributions associated with the Company's investment in Energy Transfer's equity securities, as the Company does not control Energy Transfer; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission, including those listed within "Item 1A. Risk Factors" in the Company's Form 10-K for the year ended December 31, 2021.

Note: Condensed Consolidated Statements of Income for OGE Energy Corp., Condensed Statements of Income and Comprehensive Income for Oklahoma Gas & Electric Company, and Financial and Statistical Data for Oklahoma Gas & Electric Company attached.

Exhibit 99.01
OGE ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2022	2021	2022	2021
OPERATING REVENUES
Revenues from contracts with customers	$791.0	$564.5	$1,369.1	$2,185.5
Other revenues	12.7	12.9	23.9	22.5
Operating revenues	803.7	577.4	1,393.0	2,208.0
FUEL, PURCHASED POWER AND DIRECT TRANSMISSION EXPENSE	393.3	200.0	649.0	1,546.8
OPERATING EXPENSES
Other operation and maintenance	118.1	119.2	233.1	228.5
Depreciation and amortization	111.6	102.9	219.0	201.6
Taxes other than income	24.1	25.8	52.2	53.0
Operating expenses	253.8	247.9	504.3	483.1
OPERATING INCOME	156.6	129.5	239.7	178.1
OTHER INCOME (EXPENSE)
Gain (loss) on equity securities	(39.6)	—	242.7	—
Equity in earnings of unconsolidated affiliates	—	33.5	—	86.7
Allowance for equity funds used during construction	0.9	1.6	2.2	2.9
Other net periodic benefit expense	(2.7)	(1.3)	(12.1)	(2.7)
Other income	21.9	6.3	44.5	9.3
Other expense	(8.4)	(6.7)	(13.6)	(8.7)
Net other income	(27.9)	33.4	263.7	87.5
INTEREST EXPENSE
Interest on long-term debt	39.5	37.8	78.9	76.2
Allowance for borrowed funds used during construction	(0.9)	(0.7)	(2.1)	(1.5)
Interest on short-term debt and other interest charges	3.8	2.8	5.7	4.6
Interest expense	42.4	39.9	82.5	79.3
INCOME BEFORE TAXES	86.3	123.0	420.9	186.3
INCOME TAX EXPENSE	13.2	10.1	68.3	20.7
NET INCOME	$73.1	$112.9	$352.6	$165.6
BASIC AVERAGE COMMON SHARES OUTSTANDING	200.2	200.2	200.2	200.1
DILUTED AVERAGE COMMON SHARES OUTSTANDING	200.7	200.4	200.6	200.2
BASIC EARNINGS PER AVERAGE COMMON SHARE	$0.37	$0.56	$1.76	$0.83
DILUTED EARNINGS PER AVERAGE COMMON SHARE	$0.36	$0.56	$1.76	$0.83

Exhibit 99.01
OKLAHOMA GAS AND ELECTRIC COMPANY
CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2022	2021	2022	2021
OPERATING REVENUES
Revenues from contracts with customers	$791.0	$564.5	$1,369.1	$2,185.5
Other revenues	12.7	12.9	23.9	22.5
Operating revenues	803.7	577.4	1,393.0	2,208.0
FUEL, PURCHASED POWER AND DIRECT TRANSMISSION EXPENSE	393.3	200.0	649.0	1,546.8
OPERATING EXPENSES
Other operation and maintenance	118.3	118.3	233.8	228.6
Depreciation and amortization	111.6	102.9	219.0	201.6
Taxes other than income	23.3	25.0	50.1	50.7
Operating expenses	253.2	246.2	502.9	480.9
OPERATING INCOME	157.2	131.2	241.1	180.3
OTHER INCOME (EXPENSE)
Allowance for equity funds used during construction	0.9	1.6	2.2	2.9
Other net periodic benefit expense	(1.8)	(1.2)	(3.2)	(2.1)
Other income	1.0	1.1	2.2	2.8
Other expense	(0.4)	(0.3)	(0.8)	(0.7)
Net other income	(0.3)	1.2	0.4	2.9
INTEREST EXPENSE
Interest on long-term debt	38.6	37.4	77.1	75.8
Allowance for borrowed funds used during construction	(0.9)	(0.7)	(2.1)	(1.5)
Interest on short-term debt and other interest charges	2.1	1.2	3.0	2.0
Interest expense	39.8	37.9	78.0	76.3
INCOME BEFORE TAXES	117.1	94.5	163.5	106.9
INCOME TAX EXPENSE	16.4	9.4	23.8	10.6
NET INCOME	$100.7	$85.1	$139.7	$96.3
Other comprehensive income, net of tax	—	—	—	—
COMPREHENSIVE INCOME	$100.7	$85.1	$139.7	$96.3

Exhibit 99.01
OKLAHOMA GAS AND ELECTRIC COMPANY
FINANCIAL AND STATISTICAL DATA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in millions)	2022	2021	2022	2021
Operating revenues by classification:
Residential	$294.6	$184.2	$526.3	$757.5
Commercial	197.7	112.2	329.2	421.9
Industrial	82.5	38.7	141.2	186.4
Oilfield	79.5	29.6	132.9	190.9
Public authorities and street light	72.6	38.2	122.0	162.1
System sales revenues	726.9	402.9	1,251.6	1,718.8
Provision for tax refund	(2.1)	—	(2.7)	—
Integrated market	43.0	128.3	65.8	430.4
Transmission	32.9	36.7	68.7	73.0
Other	3.0	9.5	9.6	(14.2)
Total operating revenues	$803.7	$577.4	$1,393.0	$2,208.0
MWh sales by classification (In millions)
Residential	2.3	2.0	4.8	4.5
Commercial	1.9	1.7	3.5	3.2
Industrial	1.2	1.0	2.2	2.0
Oilfield	1.2	1.0	2.2	2.0
Public authorities and street light	0.7	0.8	1.4	1.4
System sales	7.3	6.5	14.1	13.1
Integrated market	0.2	0.4	0.5	0.7
Total sales	7.5	6.9	14.6	13.8
Number of customers	884,397	874,713	884,397	874,713
Weighted-average cost of energy per kilowatt-hour (In cents)
Natural gas (A)	7.613	2.919	6.928	20.973
Coal	3.302	1.897	2.968	1.835
Total fuel (A)	5.821	2.346	5.008	11.634
Total fuel and purchased power (A)	4.995	2.722	4.237	10.547
Degree days
Heating - Actual	210	291	2,220	2,357
Heating - Normal	249	220	2,136	2,020
Cooling - Actual	736	460	739	466
Cooling - Normal	553	569	563	582
(A)Decreased during the six months ended June 30, 2022 primarily due to both elevated pricing from Winter Storm Uri and higher market prices related to increased natural gas prices in 2021.